AMENDMENT #2 TO ASSET PURCHASE AGREEMENT


         AMENDMENT #2 TO ASSET PURCHASE AGREEMENT (this "Amendment #2"), dated as of January 31, 2002, among Exodus Communications, Inc., a Delaware corporation ("Exodus"), American Information Systems, Inc., an Illinois corporation, Arca Systems, Inc., a Delaware corporation, Cohesive Technology Solutions, Inc., a Delaware corporation, GlobalCenter Holding Co., a Delaware corporation, GlobalCenter Inc., a Delaware corporation, and Service Metrics, Inc., a Delaware corporation (each a "Seller" and, together with Exodus, the "Sellers"); Digital Island Inc. (the "Buyer"); and Cable and Wireless plc, a public limited company organized under the laws of England and Wales ("Parent").

                            W I T N E S S E T H:

         WHEREAS, the Sellers, the Buyer and Parent entered into an Asset Purchase Agreement, dated as of November 29, 2001 (as modified by that certain Mutual Limited Waiver dated as of January 5, 2002 and as amended by that certain Amendment #1 to Asset Purchase Agreement dated as of January 10, 2002, the "Prior Agreement," and as amended hereby, the "Agreement"); and

         WHEREAS, the Sellers, the Buyer and Parent desire to make certain amendments and clarifications to the Prior Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

         1. Defined Terms. (a) Section 1.1 of the Prior Agreement is hereby amended to add the following defined terms:

         "Amdahl Irrigation Repairs" shall have the meaning set forth in
Section 6.26.

         "Amdahl Parking Lot Repairs" shall have the meaning set forth in
Section 6.26.

         "Amdahl Stipulation" shall mean the stipulation, dated as of January 31, 2002, executed by counsel for Exodus, Parent, the Buyer and Amdahl Corporation, and consented to by Parent and the Buyer.

         "Amdahl Sublease Agreement" shall mean the Sublease Agreement, dated as of January 28, 1998, as subsequently amended, between Amdahl Corporation and Exodus.

         "Arca Contracts" shall have the meaning set forth in Section 6.28.

         "Arca Employees" shall have the meaning set forth in Section 6.28.

         "Contested Selections" shall have the meaning set forth in Section
6.27.

         "Disputed Cure Escrow Account" shall have the meaning set forth in the Primary Sale Order.

         "FCC" shall have the meaning set forth in Section 6.29.

         "FCC Licenses" shall have the meaning set forth in Section 6.29.

         "January 7 Selection Notice" shall mean the notice, pursuant to
Section 2.3(d), of Contracts desired by Parent and the Buyer to be assigned by the Sellers to the Buyer or its Designee, including the schedules attached thereto, as delivered by Parent and the Buyer to Exodus on January 7, 2002 and as amended on January 25, 2002.

         "Purchased Exodus Leased Real Properties" shall mean Exodus Leased Real Properties constituting Purchased Assets.

         "Title Company Escrow Agent" shall mean First American Title Guaranty Company.

         "Title Company Escrow Agreement" shall mean the Master Escrow Instructions, as supplemented by the Supplemental Escrow Instructions, dated January 29, 2002, by and between Exodus and the Title Company Escrow Agent.

         "Title Company Escrow Amount" shall have the meaning set forth in
Section 2.2(a).

         (b) Section 1.1 of the Prior Agreement is hereby amended to delete the definition of "Pro Rata Portion".

         2. Excluded Liabilities. (a) Section 2.1(d)(vii) of the Prior Agreement is hereby amended to read in its entirety as follows (added language in bold):

         "(vii) any obligations to provide benefits coverage, notice or severance under WARN, Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA") or any Benefit Plan, or any applicable State Laws providing for similar benefits or protections, INCLUDING, WITHOUT LIMITATION, ANY COSTS ASSOCIATED WITH PAYING CLAIMS UNDER ANY SUCH BENEFIT PLAN AND ANY COSTS ASSOCIATED WITH ADMINISTRATIVE FEES INCURRED IN ADMINISTERING SUCH BENEFITS, with respect to (A) employees who are not Transferred Employees and (B) Transferred Employees eligible for such benefits coverage, notice or severance on or prior to the Closing Date, including employees on disability leave on the Closing Date and including, in each case, any obligations arising in connection with the consummation of the transactions contemplated herein;"

         (b) Section 2.1(d)(xi) of the Prior Agreement is hereby amended to read in its entirety as follows (added language in bold):

         "(xi) any credit, refund, service credit, offset, reimbursement or similar entitlement, TO THE EXTENT NOT REFLECTED IN THE RESERVES (INCLUDING THE GENERAL CREDIT RESERVE, THE GENERAL AR RESERVE AND ANY CREDIT MEMO RESERVES) INCLUDED IN THE CALCULATION OF THE ACCOUNTS RECEIVABLE VALUE, with respect to services provided or required to be provided by a Seller or any Subsidiary thereof on or prior to the Closing Date pursuant to any Contract, including but not limited to, any Assigned Contract (it being understood that any liabilities or other obligations relating to the Secondary Assigned Contracts shall constitute Excluded Liabilities for all periods on or prior to the Subsequent Transfer Date); and "

         3. CH2. (a) Item 1 of Schedule 2.1(a)(i) of the Prior Agreement is hereby amended to add CH2 as an Acquired Site.

         (b) The following Section 6.21(c) is hereby added to the Prior
Agreement:

                  "(c) Notwithstanding any election to the contrary made by Exodus pursuant to Section 6.21(b), the parties agree that (i) both CH1 and CH2 are Acquired Sites; (ii) the Sellers shall not be required to take further steps to obtain the consent of the landlord, or otherwise enter into an arrangement with the landlord, to enable the Buyer or its Designee to assume, or to enter into, a separate lease with respect to CH1; and (iii) the Cash Consideration shall not be reduced by the Excluded Lease Amount relating to CH1; provided, that, at or prior to the Closing, Exodus shall have entered into a binding arrangement in the form attached as Schedule 6.21(c) hereto with the landlord for CH1 and CH2, and shall make such payments to the landlord as are necessary, to enable the Buyer or its Designee to assume the lease for CH1 and CH2 with no obligation to pay rent with respect to CH2 for the period between the Closing Date and the end of the 72nd month following the Closing Date."

         (c) Paragraph 13 of Schedule 2.1(a)(i) is hereby amended to change the Site Code for "CH/CH1" to "CH/CH1 and CH2", to change the security deposit amount for such sites to $7,666, and to delete the footnote to such security deposit amount. Notwithstanding anything in Section 2.2 or Section
6.23 of this Agreement to the contrary, the amount of such security deposit for CH1/CH2 as set forth in Item 13 of Schedule 2.1(a)(i) shall be added to the Cash Consideration to be delivered at Closing, and the Buyer shall be entitled to retain all rights to such security deposit.

         (d) Schedule 6.23 is hereby amended to change the Site Code for "CH/CH1" to "CH/CH1 and CH2," to change the security deposit amount for such sites to $476,595, and to delete the footnote to such security deposit amount. Notwithstanding anything in Section 6.23 of the Agreement to the contrary, neither Parent nor the Buyer shall be deemed to be in breach of
Section 6.23 as a result of the failure to replace the related letter of credit at Closing, provided that the Buyer shall continue to use commercially reasonable efforts to cause the release to the Sellers of the cash collateral securing Exodus' reimbursement obligation in respect of such letter of credit as promptly as practicable following the Closing.

         4. Consideration for the Purchased Assets. (a) Section 2.2(a) of the Prior Agreement is hereby amended to read as follows (added language in bold, deleted language in strikethrough):

                  "Subject to the terms and conditions of this Agreement, in consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets (including the assignment of the Assigned Contracts (to the extent actually assumed and assigned)), the Buyer shall (i) assume the Assumed Liabilities; (ii) pay to Exodus at Closing by wire transfer, in immediately available funds, an amount equal to the Cash Consideration (subject to adjustment as provided herein) minus ([BEGIN STRIKETHROUGH]x[END STRIKETHROUGH]W) the Initial Deposit, together with any interest or other income earned thereon (less any fees payable to the Deposit Escrow Agent under the Deposit Escrow Agreement) minus ([BEGIN STRIKETHROUGH]y[END STRIKETHROUGH]X) the Escrowed Amount minus ([BEGIN STRIKETHROUGH]z[END STRIKETHROUGH]Y) the Scheduled Lease Amount MINUS (Z) THE TITLE COMPANY ESCROW AMOUNT; (iii) deposit with the Escrow Agent, as escrow agent, $56,000,000 in cash (the "Escrowed Amount"), to be held in escrow and released by the Escrow Agent in accordance with the terms of the Escrow Agreement; [BEGIN STRIKETHROUGH]and[END STRIKETHROUGH] (iv) deposit with the Escrow Agent, to be held in escrow and released by the Escrow Agent in accordance with the terms of the Escrow Agreement, an amount in cash (the "Scheduled Lease Amount") equal to $50,000,000; AND (V) DEPOSIT WITH THE TITLE COMPANY ESCROW AGENT, TO BE HELD IN ESCROW AND RELEASED BY THE TITLE COMPANY ESCROW AGENT IN ACCORDANCE WITH THE TERMS OF THE TITLE COMPANY ESCROW AGREEMENT, AN AMOUNT IN CASH (THE "TITLE COMPANY ESCROW AMOUNT") EQUAL TO $31,206,666. The "Cash Consideration" shall, prior to adjustment as provided herein, equal (A) $560,000,000 plus (B) the Security Deposit Amount minus (C) the Excluded Lease Amount. Following the Closing, the Buyer shall also pay the Agreed Operating Lease Cure Amounts, and make available the Operating Lease Amount, to the extent required by Section 2.10. The Cash Consideration shall be adjusted in accordance with this Section 2.2, Section 6.12(c) and Section 6.20(g)(ii)."

         5. Amdahl Stipulation.

         (a) The following Section 6.26 is hereby added to the Prior
Agreement:

                  "Section 6.26. Amdahl Stipulation. (a) In accordance with the terms of the Amdahl Stipulation, the Buyer hereby assumes, from and after the Closing, the obligations of Exodus, as sublessee under the Amdahl Sublease Agreement to (i) complete the remediation required by applicable governmental and regulatory agencies resulting from the Diesel Oil Spill (as defined in the Amdahl Stipulation), (ii) complete the repairs necessary to the landscaping and irrigation system (the "Amdahl Irrigation Repairs"), and (iii) complete the repairs necessary to the parking lot (the "Amdahl Parking Lot Repairs"). All amounts necessary to remedy the Diesel Oil Spill and make the Amdahl Irrigation Repairs and the Amdahl Parking Lot Repairs shall constitute Actual Cure Amounts and, to the extent there are funds available, shall be paid out of the Disputed Cure Escrow Account. Exodus shall reimburse Parent and the Buyer, either from the Disputed Cure Escrow Account or, if there are not sufficient funds available in the Disputed Cure Escrow Account, from other funds, for costs and expenses incurred by Parent or the Buyer for remediation of the Diesel Oil Spill and making the Amdahl Irrigation Repairs and the Amdahl Parking Lot Repairs; provided, that such costs and expenses are reasonable and necessary or otherwise required to cure the Diesel Oil Spill and make the Amdahl Irrigation Repairs and the Amdahl Parking Lot Repairs in accordance with the terms of the Amdahl Sublease Agreement and the Amdahl Stipulation. The Buyer shall consult with Exodus prior to making any such expenditures and will consider in good faith any proposal by Exodus for cost-effective alternatives to such expenditures."

         6. Change of Corporate Name. (a) Section 6.19(a) of the Prior Agreement is hereby renumbered as Section 6.19(a)(i).

         (b) The following subsections 6.19(a)(ii) and (iii) are hereby added to the Prior Agreement:

                  "(ii) As soon as reasonably practicable, but in no event later than ten (10) Business Days after the Closing Date, Exodus shall, and shall cause each of its U.S. Subsidiaries whose corporate names include any of the Licensed Marks to, cause its and their corporate names to be changed to names that do not include any of the Licensed Marks. Notwithstanding the foregoing, Exodus and each of its U.S. Subsidiaries may refer to its former name for identification purposes only (but in no event for commercial purposes).

                  (iii) The Sellers shall use commercially reasonable efforts to cause all non-U.S. Exodus Subsidiaries incorporated outside of the Licensed Territories whose corporate names include any of the Licensed Marks to change their corporate names to names that do not include any of the Licensed Marks within 30 days after the Closing; provided, that it shall not be a breach of this sentence if such corporate names are not so changed within such 30-day period if the Sellers have taken all commercially reasonable actions that can be taken without further action by a Governmental Entity or bankruptcy or insolvency administrator or trustee and such delay is due to the failure of such Governmental Entity or bankruptcy or insolvency administrator or trustee to take such action and the Sellers are otherwise using their commercially reasonable efforts to effect such name change as soon as reasonably practicable. During such period, such Subsidiaries shall not use the Licensed Marks for commercial purposes.

                  (iv) Except to the extent expressly permitted otherwise herein or in the Related Documents, none of the Sellers or their respective Subsidiaries shall have any right, after the Closing Date, to use, register or maintain the registration of any domain name incorporating any of the Licensed Marks (in whole or in part), and to the extent any such domain names are not acquired by the Buyer hereunder, Sellers shall terminate, and the Sellers shall cause their respective Subsidiaries to terminate, the registrations of any such domain names within 30 days after the Closing Date. Notwithstanding anything to the contrary herein, the Sellers agree to, and agree to cause their respective Subsidiaries to, grant any consents and execute and deliver any documents that may be required by any Governmental Entity with respect to, and provide commercially reasonable cooperation to Parent and the Buyer regarding, the registration by Parent and/or the Buyer in any jurisdiction of any corporate name incorporating any of the Licensed Marks and the filing by Parent and/or the Buyer of Fictitious Business Name Statements or similar documents in any jurisdiction. Notwithstanding the foregoing, with respect to non-U.S. Subsidiaries of Exodus subject to insolvency proceedings, the Sellers shall not be in breach of this paragraph if they use commercially reasonable efforts to so terminate such domain names.

         7. Employee Benefits. (a) Section 6.16(c) of the Prior Agreement is hereby amended to read in its entirety as follows (added language in bold, deleted language in strikethrough):

                  "(c) Notwithstanding the foregoing, the Sellers shall retain liability under any Employee Benefit Welfare Plan for claims incurred by a Transferred Employee on or prior to the Closing Date, including, but not limited to, (i) disability or workers' compensation claims which commence on or prior to the Closing Date and extend beyond the Closing Date and (ii) claims of Transferred Employees not actively at work with the Buyer or the SPEs as of the Closing Date regarding ongoing medical conditions first arising on or before Closing for which treatment will continue after Closing. For purposes of this Section 6.16, a claim is "incurred" on the date the first event giving rise thereto occurs. The Sellers shall retain liability and be responsible for, and indemnify, defend and hold harmless Parent, the Buyer and their Affiliates from any and all liabilities in respect of all employees of the Business attributable to the period prior to, and including, the Closing Date, including, without limitation, any accrued and unpaid bonuses (including any bonuses that become payable upon consummation of the transactions contemplated by this Agreement ) with respect to the Transferred Employees. WITH RESPECT TO ANY ACCRUED AND UNPAID VACATION OF ANY TRANSFERRED EMPLOYEE ATTRIBUTABLE TO THE PERIOD PRIOR TO, AND INCLUDING, THE CLOSING DATE (THE "ACCRUED VACATION BENEFIT"), EXODUS SHALL PAY TO EACH SUCH TRANSFERRED EMPLOYEE HIS OR HER ACCRUED VACATION BENEFIT (THE AGGREGATE TOTAL FOR ALL TRANSFERRED EMPLOYEES TO BE REFERRED TO AS THE "AGGREGATE VACATION BENEFIT"), AT THE TIME OF TERMINATION OF SUCH TRANSFERRED EMPLOYEE FROM SELLERS' EMPLOY, IN FULL AND COMPLETE SATISFACTION OF THE SELLERS' OBLIGATIONS IN RESPECT OF SUCH TRANSFERRED EMPLOYEE'S ACCRUED VACATION BENEFIT. NOT LATER THAN TWO (2) BUSINESS DAYS AFTER THE CLOSING, EXODUS SHALL DELIVER TO PARENT AND THE BUYER EVIDENCE OF PAYMENT OF SUCH AGGREGATE VACATION BENEFIT. WITHIN TEN (10) BUSINESS DAYS FOLLOWING THE CLOSING, PARENT AND THE BUYER SHALL REIMBURSE EXODUS FOR PAYMENT OF SUCH AGGREGATE VACATION BENEFIT; PROVIDED, HOWEVER, THAT, IN NO EVENT WILL THE BUYER BE RESPONSIBLE TO PAY MORE THAN $20 MILLION WITH RESPECT TO THE AGGREGATE VACATION BENEFIT.[BEGIN STRIKETHROUGH]; provided that, except as otherwise provided below, with respect to any accrued and unpaid vacation of any Transferred Employee attributable to the period prior to, and including, the Closing Date (the "Accrued Vacation Benefit"), Parent or the Buyer shall pay to such Transferred Employee his or her Accrued Vacation Benefit in cash within ten (10) Business Days of the Closing Date in full and complete satisfaction of the Sellers' obligations in respect of such Transferred Employee's Accrued Vacation Benefit; provided, however, that, in no event will the Buyer be responsible to pay more than $20 million in the aggregate for the aggregate Accrued Vacation Benefits of all Transferred Employees (the "Aggregate Vacation Benefit") and in the event the Aggregate Vacation Benefit exceeds $20 million, the Buyer shall pay to each Transferred Employee an amount equal to the product of (A) $20 million and (B) a fraction, the numerator of which is such Transferred Employees' Accrued Vacation Benefit and the denominator of which is the Aggregate Vacation Benefit (the amount so paid to such Transferred Employee, the "Pro Rata Portion") in full and complete satisfaction of such Transferred Employee's Accrued Vacation Benefit; provided further that, the Sellers shall provide in Schedule 6.16(c) hereto, which shall be delivered to Parent no later than the 10th day prior to the Closing Date, the amount of each Business Employee's Accrued Vacation Benefit as of the Closing Date, based on the applicable vacation plan or policy of the Sellers in effect on the date hereof. In the event the Aggregate Vacation Benefit exceeds $20 million, the Sellers shall pay in cash within ten (10) Business Days of the Closing Date to each Transferred Employee the difference between (A) such Transferred Employee's Accrued Vacation Benefit and (B) such Transferred Employee's Pro Rata Portion."[END STRIKETHROUGH]

         (b) Section 6.16(d) of the Prior Agreement is hereby deleted and replaced with the following:

                  "(d) The Sellers shall use their commercially reasonable efforts to maintain during the 120-day period following the Closing their existing health insurance coverage, including continuation health coverage under COBRA, for (i) current or former employees (and their respective eligible dependents) of the Sellers who are not Transferred Employees and who are eligible for such coverage during such 120-day period and (ii), with respect to COBRA coverage, any Transferred Employees (and their respective eligible dependents) who are eligible for such coverage on the Closing Date, including, but not limited to, employees on a disability leave as of the Closing Date. In the event that the Sellers are unable, despite their commercially reasonable efforts, to maintain such health insurance (including COBRA) coverage during such 120-day period, the Buyer and/or its Affiliates shall permit those individuals described in clause (i) and (ii) of the preceding sentence who reside in the U.S. to participate in the group health coverage offered by the Buyer to its similarly situated U.S. employees for the remainder of such 120-day period. In addition, if the Sellers have discontinued their health insurance coverage, the Buyer and/or its Affiliates shall also provide continuation health coverage under COBRA, from the end of such 120-day period for so long as the period required under COBRA had Sellers continued to maintain their existing health insurance coverage, for all current or former employees (and their respective eligible dependents) of the Sellers who reside in the U.S. and who are eligible for such coverage as of the 120th day following the Closing. The Sellers shall be responsible for all costs incurred by the Buyer and/or its Affiliates to provide such coverage, and shall indemnify, defend and hold harmless Parent, the Buyer and their Affiliates (including any Designees) from any Claims arising from or relating to the recruitment, employment, potential employment or termination of employment of any Transferred Employee on or prior to the Closing Date (including, without limitation, any Claims arising under Section 4980B of the Code or any Benefit Plan or other compensation program, indemnification arrangement, or other arrangement or agreement of the Sellers)."

         8. Sanrise. As reflected in the record of the Primary Sale Hearing held on January 16-17, 2002, Item 11 of Schedule 2.1(a)(i) of the Prior Agreement is hereby deleted in its entirety. The reseller agreement between Sanrise, Inc. and Exodus (together with the assets identified in former
Item 11 of Schedule 2.1(a)(i), other than the $5 million promissory note referred to in former Item 11 of Schedule 2.1(a)(i) (which has been repaid), the "Sanrise Assets") shall not be assumed and assigned at the Closing, but shall be made available to the Buyer pursuant to the Transition Services Agreement S/B. The Sellers will transfer and assign to the Buyer, and the Buyer will assume the Sanrise Assets promptly following resolution of the dispute between Sanrise and the Sellers with respect to such assets, as such assets are modified by such resolution; provided, that the $5 million promissory note referred to in Item 11 of Schedule 2.1(a)(i) (which has been repaid) shall not be included in the Sanrise Assets. The Sellers will not consent to any settlement of such dispute, or any amendment to or waiver of its rights under, any matter or agreement, referred to in such former Item 11, without the written consent of Buyer, which shall not be unreasonably withheld or delayed. In the event the Sellers enter into a voluntary settlement without such consent of the Buyer, Exodus shall pay the Buyer $2,500,000 in the nature of liquidated damages, and in such event the Sanrise Assets shall not be transferred to the Buyer. The parties agree that if the dispute is decided by the Bankruptcy Court, Exodus shall have no obligation to make the $2,500,000 payment described in the preceding sentence.

         9. Certain Contracts. The following Section 6.27, and Schedule 6.27(a) and Schedule 6.27(c) attached hereto, are hereby added to the Prior
Agreement:

                  "Section 6.27. Disputed Contracts. (a) Part I of Schedule 6.27(a) sets forth those items identified in the January 7 Selection Notice as Contracts desired by the Parent and the Buyer to be assigned by the Sellers to the Buyer or its Designee, but which the Sellers assert are not required to be assigned to the Buyer or its Designee pursuant to the last sentence of Section 2.3(d) because the Actual Cure Amounts the Sellers would be required to bear in respect of such Contracts pursuant to Section 2.4(a) of the Agreement are so high relative to the benefits of each such Contract that Parent, if making the decision whether to assume such Contract and bear such Actual Cure Amounts for its own account, would not assume such Contracts. Part II of Schedule 6.27(a) sets forth those items identified in the January 7 Selection Notice as Contracts desired by the Parent and the Buyer to be assigned by the Sellers to the Buyer or its Designee, but which the Sellers assert are not required to be assigned to the Buyer or its Designees because such items do not constitute Contracts. The items set forth on Schedule 6.27(a) are hereafter referred to as the "Contested Selections".

                  (b) Subject to the last sentence of this paragraph, until the earlier of (i) the date which is sixty (60) days following the Closing or (ii) the date on which the Buyer or its Designee enters into an alternative arrangement in accordance with the following sentence, the Sellers shall provide the Buyer or its Designee with the use and benefits of the Contested Selections, and the Buyer or its Designee shall reimburse the Sellers, pursuant to and in accordance with the terms of the Transition Services Agreement S/B. From the date of this Amendment through the date which is sixty (60) days following the Closing, the Buyer or its Designee shall use its commercially reasonable efforts to enter into alternative arrangements to the Contested Selections in order that the Sellers shall not be required to assign such Contested Selections to the Buyer or its Designee, and the Sellers shall reasonably cooperate with such efforts by the Buyer or its Designee. In the event that the Buyer or its Designee enters into such an alternative arrangement with respect to a Contested Selection, (x) Parent or the Buyer shall promptly notify Exodus in writing that they no longer desire to have the Contested Selection assigned to Buyer or its Designee, (y) the Sellers shall be permitted to reject or terminate the Contested Selection, and (z) the Sellers shall cease to provide the use and benefits of the Contested Selection to Buyer or its Designee pursuant to the Transition Services Agreement S/B. During such 60-day period, the parties shall be deemed to have reserved, and following such 60-day period, the parties shall be free to assert, all rights relating to the characterization and treatment under this Agreement of the Contested Selections, including, without limitation, the right of Parent and the Buyer, on the one hand, to assert that the Contested Selections are required to be assumed by the Sellers and assigned to the Buyer or its Designees in accordance with the terms of the Agreement, and the right of the Sellers, on the other hand, to assert that the Contested are not required to be assigned to the Buyer or its Designee.

                  (c) Notwithstanding their inclusion in the January 7 Selection Notice or any subsequent notice from Parent or the Buyer, the Contracts listed on Schedule 6.27(c) shall not be Assigned Contracts. To the extent that Contracts listed on
         Schedule 6.27(c) are Contracts to which Exodus UK, Exodus Germany or Exodus Japan is a party, such Contracts will be included, directly in the case of Exodus UK and Exodus Germany and indirectly in the case of Exodus Japan, in the UK Transaction, the German Transaction and the Japanese Transaction, respectively. To the extent that Contracts listed on Schedule 6.27(c) are Contracts to which a Seller is a party, but which relate to customers installed exclusively in Internet data centers in the United Kingdom, Germany or Japan, the Sellers shall use commercially reasonable efforts to assign such Contracts to Exodus UK, Exodus Germany or Exodus Japan prior to consummation of the UK Transaction, the German Transaction or the Japanese Transaction, as the case may be; provided, that if the Sellers are unable to so assign such a Contract prior to the relevant transaction consummation, the Sellers will provide the benefits (subject to the obligations) of such Contract to the UK Buyer, the German Buyer or the Japanese Buyer from the date of closing of the relevant transaction through the date of such assignment, through a subcontracting or similar arrangement reasonably satisfactory to the Sellers and the UK Buyer, the German Buyer or the Japanese Buyer, as the case may be. The Contracts listed on Schedule 6.27(c) shall be treated in the same manner as the assets of Exodus UK, the assets of Exodus Germany and the stock and debt of Exodus Japan for purposes of Sections 6.20(g)(i) and (ii).

                  (d) At Closing, the Sellers shall assume and assign to the Buyer the U.S. Domestic On-net Services Agreement between Exodus and Cable & Wireless USA Internet, Inc. dated August 2, 1999 (the "C&W Network Agreement"). Notwithstanding any prior statement or representation, the Sellers, Parent and the Buyer acknowledge that no Cure Amount, whether monetary or non-monetary, shall be owed with respect to the assumption and assignment of the C&W Network Agreement, and Parent and the Buyer release and discharge the Sellers from any and all claims, obligations and liabilities with respect to the C&W Network Agreement."

         10. Leased Equipment. Section 2.10(e)(ii) of the Prior Agreement is hereby amended to read in its entirety as follows (added language in bold, deleted language in strikethrough):

                  "(ii) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, all of the Scheduled Financing Leases and Scheduled Operating Leases (INCLUDING ALL SEVERABLE LEASE SCHEDULES) will be included in the Transition Services Agreement S/B AT LEAST UNTIL THE SIXTIETH (60TH) CALENDAR DAY FOLLOWING THE CLOSING DATE OR SUCH EARLIER DATE ON WHICH THE EQUIPMENT UNDER A SCHEDULED LEASE (OR SEVERABLE LEASE SCHEDULE) IS TRANSFERRED TO THE BUYER IN ACCORDANCE WITH SECTION 2.10(A) OR (C), IT BEING UNDERSTOOD THAT, AFTER SUCH 60-DAY PERIOD, PARENT OR THE BUYER MAY ELECT THAT ANY SCHEDULED LEASE (OR SEVERABLE LEASE SCHEDULE) SHOULD NOT BE INCLUDED UNDER THE TRANSITION SERVICES AGREEMENT S/B, IN WHICH CASE THE SELLERS SHALL HAVE NO OBLIGATION TO CONTINUE TO MAKE SUCH SCHEDULED LEASE (OR SEVERABLE LEASE SCHEDULE) AVAILABLE TO THE BUYER OR ITS DESIGNEE PURSUANT TO THE TRANSITION SERVICES AGREEMENT S/B AND SHALL HAVE THE RIGHT TO IMMEDIATELY REJECT SUCH SCHEDULED LEASE (OR SEVERABLE LEASE SCHEDULE) AND TAKE ALL STEPS NECESSARY TO EFFECT SUCH REJECTION. [BEGIN STRIKETHROUGH]except to the extent Parent or the Buyer has notified Exodus that particular leases or lease schedules should not be included under the Transition Services Agreement S/B.[END STRIKETHROUGH] The parties shall negotiate in good faith such changes to the form of the Transition Services Agreement S/B as may be necessary to effect the provisions of this Section 2.10."

         11. Retained Claims. The "and" following clause 2.1(b)(xi) of the Prior Agreement is hereby deleted. The "." following clause 2.1(b)(xii) of the Prior Agreement is hereby deleted and replaced with the following:

                  ";

                  (xiii) Claims of the Sellers under the Consulting Services Agreement between Andersen Consulting LLP and Exodus, dated October 30, 2000, to the extent such Claims relate to the validity or amount of "cure" costs under such agreement."

         12. Arca. The following Section 6.28, and Schedule 6.28 attached hereto, are hereby added to the Prior Agreement:

                  "Section 6.28. Arca Contracts. Notwithstanding anything in this Agreement, or any schedule hereto or notice hereunder, to the contrary, (i) the Contracts between Arca Systems, Inc. ("Arca") and certain Government Entities listed on Schedule 6.28 (the "Arca Contracts") shall not be assumed and assigned to Buyer or its Designee at Closing, and (ii) certain Business Employees of Arca identified by Exodus and Parent (the "Arca Employees") shall not become Transferred Employees upon the Closing. The Buyer or its Designee, Exodus and Arca will enter into a mutually satisfactory Transition Service Schedule under the Transition Services Agreement S/B with respect to the Arca Contracts. The Sellers shall use commercially reasonable efforts to cause the assignment of the Arca Contracts to the Buyer."

         13. FCC Licenses. The following Section 6.29 is hereby added to the Prior Agreement:

                  "Section 6.29. FCC Licenses. The Sellers and the Buyer will cooperate with each other and use commercially reasonable efforts to effect the transfer of the following radio licenses:
         (i) license with registration number WPOY734 (granted September 7, 1999 and expiring September 7, 2004), (ii) license with registration number WPPY479 (granted March 14, 2000 and expiring March 14, 2005) and (iii) license with registration number WPSH575 (granted April 27, 2001 and expiring April 27, 2011) (the "FCC Licenses"), including without limitation, preparing, submitting and prosecuting any applications required by the Federal Communications Commission (the "FCC"). The parties agree that the FCC Licenses shall not be transferred or assigned to the Buyer or its Designee prior to receipt of any necessary approval by the FCC. If requested by the Buyer or its Designee, the benefits of such FCC Licenses shall be provided by the Sellers pursuant to the Transition Services Agreement S/B. If either party deems it necessary or helpful in obtaining FCC approval, the parties shall execute a separate instrument setting forth the provisions of this
         Section 6.29. Notwithstanding the provisions of Sections 3.10 and
         3.12 of this Agreement, the failure to assign or transfer the FCC Licenses on the Closing Date shall not be considered constitute a breach of this Agreement or to have a Material Adverse Effect on the Sellers, the Buyer, the Parent, the Purchased Assets or on the transaction as a whole."

         14. Letters of Credit; Security Deposits. Section 6.23(b) is hereby amended to add the following sentence at the end of such section:

                  "For the avoidance of doubt, Exodus shall not be entitled to receive from Parent or the Buyer, and Parent and the Buyer shall not be obligated to reimburse Exodus or any other Seller for, any security deposit (or portion thereof) to the extent Exodus or any other Seller receives such security deposit (or portion thereof) directly from the owner or lessor of the relevant property."

         15. Shutdown of Certain Non-Acquired Sites. (a) Schedule 6.24 of the Prior Agreement is hereby replaced with Schedule 6.24 attached hereto.

         (b) The first sentence of Section 6.24 of the Prior Agreement is hereby deleted and replaced in its entirety with the following (amendment in bold):

                  "The Sellers shall use commercially reasonable efforts to shutdown the eleven (11) Internet data centers specified on
         Schedule 6.24 as promptly as practicable in accordance with the anticipated shutdown dates set forth in such Schedule, but in no event later than April 30, 2002, EXCEPT FOR THE NON-ACQUIRED SITES REFERRED TO AS SN2, WHICH WILL BE SHUTDOWN NO LATER THAN MAY 15, 2002, AND DC7, WHICH WILL BE SHUTDOWN NO LATER THAN MAY 31, 2002."

         16. Miscellaneous. (a) Section 2(a) of Amendment #1 to Asset Purchase Agreement, dated January 10, 2002 ("Amendment #1"), is hereby amended to delete the reference to "Section 1.1." immediately following the first colon.

         (b) Section 4(a) of Amendment #1 is hereby amended to delete the reference to "Section 1.2." immediately following the first colon.

         (c) Section 5(j) of Amendment #1 is hereby amended to replace the phrase "the 8th sentence of Section 2.3(a)" with the phrase "the 9th sentence of Section 2.3(a)."

         (d) Section 8 of Amendment #1 is hereby amended to delete the reference to "Section 1.3." immediately following the first colon.



         [Remainder of this page intentionally left blank. Signature page follows.]





         IN WITNESS WHEREOF, this Amendment #2 to Asset Purchase Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

GLOBALCENTER INC.                        EXODUS COMMUNICATIONS, INC.


By: /s/ William M. Austin                By: /s/ William M. Austin
   -------------------------------         -----------------------------------
   Name:  William M. Austin                Name:  William M. Austin
   Title: Chief Financial Officer          Title: Executive Vice President,
                                                  Finance,Chief Administrative
                                                  Officer and Chief Financial
                                                  Officer


SERVICE METRICS, INC.                    AMERICAN INFORMATION SYSTEMS, INC.


By: /s/ William M. Austin                By: William M. Austin
   -------------------------------          ----------------------------------
   Name:  William M. Austin                Name:  William M. Austin
   Title: Chief Financial Officer          Title: Chief Financial Officer


CABLE AND WIRELESS PLC                   ARCA SYSTEMS, INC.


By: /s/ Warren Tucker                     By: /s/ William M. Austin
   -------------------------------          ----------------------------------
   Name:  Warren Tucker                     Name:  William M. Austin
   Title: Deputy Group Finance              Title: Chief Financial Officer
          Director


DIGITAL ISLAND INC.                      COHESIVE TECHNOLOGY SOLUTIONS, INC.


By: /s/ Chris Albinson                   By: /s/ William M. Austin
   -----------------------------            ---------------------------------
   Name:  Chris Albinson                    Name:  William M. Austin
   Title: Chief Strategy Officer            Title: Chief Financial Officer


                                         GLOBAL CENTER HOLDING CO.


                                         By: /s/ William M. Austin
                                            ---------------------------------
                                            Name:  William M. Austin
                                            Title: Chief Financial Officer





        [SIGNATURE PAGE TO AMENDMENT #2 TO ASSET PURCHASE AGREEMENT]